Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

May 18, 2017

Black Knight Financial Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
Ladies and Gentlemen:
We have acted as counsel to Black Knight Financial Services, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Equity Fund VI Investors (BKFS), L.P., THL Equity Fund VI Investors (BKFS) II, L.P., THL Equity Fund VI Investors (BKFS) III, L.P., THL Coinvestment Partners, L.P., THL Operating Partners, L.P., Great-West Investors LP, Putnam Investments Employees’ Securities Company III, LLC, THL Equity Fund VI Investors (BKFS-LM), LLC and THL Equity Fund VI Investors (BKFS-NB), LLC (collectively, the “Selling Stockholders”) of an aggregate of 750,000 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Shares”). The Shares are to be sold pursuant to the Underwriting Agreement (the “Underwriting Agreement”) dated as of May 8, 2017, by and among the Company, the Selling Stockholders, and J.P. Morgan Securities LLC, as underwriter.
In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) the Second Amended and Restated Limited Liability Company Agreement of BKFS LLC; (iv) the Registration Statement on Form S-3 (Registration Statement No. 333-217774), filed by the Company on May 8, 2017 (the “Registration Statement”); (v) the prospectus contained within the Registration Statement; (vi) the preliminary prospectus supplement, dated May 8, 2017; (vii) the prospectus supplement, dated May 8, 2017; (viii) the form of Class A common stock certificate of the Company; (ix) the Underwriting Agreement; and (x) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

May 18, 2017

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.
Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.
The opinion expressed herein is limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.
We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP